Exhibit 10.1

Grantee:	Grant Date:

Address:	Expiration Date:

Number of Shares:	Exercise Price:

Incentive Option Number:

INCENTIVE STOCK OPTION AGREEMENT

          This Incentive Stock Option Agreement ("Agreement") is made as of the grant date set forth above between WOLVERINE WORLD WIDE, INC., a Delaware corporation ("Wolverine"), and the grantee named above ("Grantee").

          The Wolverine World Wide, Inc. Stock Incentive Plan (the "Plan") is administered by the Compensation Committee of Wolverine's Board of Directors (the "Committee"). The Committee has determined that Grantee is eligible to participate in the Plan. The Committee has granted stock options to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan.

          The Grantee acknowledges receipt of a copy of the Plan and the Plan Description and accepts this option subject to all of the terms, conditions and provisions of the Plan, and subject to the following further conditions.

          1.          Grant. Wolverine grants to Grantee an option to purchase shares of Wolverine's common stock, $1 par value, as set forth above. This option is an incentive stock option as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended. If the aggregate fair market value (determined at the time of grant) of the stock with respect to which incentive stock options are exercisable for the first time by Grantee during any calendar year exceeds $100,000, taking into account options under the Plan and all other stock option plans of Wolverine, options exceeding the $100,000 limitation shall be considered nonqualified stock options.

          2.          Term and Delayed Vesting. The right to exercise this option shall commence on the Grant Date shown above and shall terminate on the Expiration Date shown above, unless earlier terminated under the Plan by reason of termination of employment. Grantee's right to exercise this option shall vest at the rate of one-third per year, as follows: one-third of the shares optioned under this Agreement shall vest at the end of the first, second, and third years following the date of this Agreement, respectively. The Committee may, in its sole discretion, accelerate the vesting of the option at any time before full vesting; provided, however, that if any such acceleration would cause a portion of the option not to qualify as an incentive stock option, the Committee may divide the option and stock issued upon exercise into incentive stock option shares and nonqualified option shares.

          3.          Registration and Listing. The stock options granted under this Agreement a conditional upon (a) the effective registration or exemption of the Plan and the options granted under the Plan and the stock to be received upon exercise of options pursuant to the Plan under the Securities Act of 1933 and applicable state or foreign securities laws, and (b) the effective listing of the stock on the New York Stock Exchange and the Pacific Exchange.

          4.          Exercise. Grantee shall exercise this option by giving Wolverine a written notice of the exercise of this option in the form of Exhibit A hereto. The notice shall set forth the number of shares to be purchased. The notice shall be effective when received by the Chief Financial Officer at Wolverine's main office, accompanied by full payment (as set forth below) of the option price.
Wolverine will deliver to Grantee a certificate or certificates for such shares: provided, however, that the time of delivery may be postponed for such period as may be required for Wolverine with reasonable diligence to comply with any registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, any requirements under any other law or regulation applicable to the issuance, listing or transfer of such shares, or any agreement or regulation of the New York Stock Exchange and the Pacific Exchange. If Grantee fails to accept delivery of and pay for all or any part of the number of shares specified in the notice upon tender or delivery of the shares, Grantee's right to exercise the option with respect to such undelivered shares shall terminate.

          5.          Payment by Grantee. When exercising this stock option, Grantee shall pay Wolverine in cash or, if the Committee consents, in previously owned shares of Wolverine's common stock or other consideration substantially equivalent to cash. The Committee, in its discretion, may permit payment of all or a portion of the exercise price in the form of a promissory note or installments according to terms approved by the Committee. The Committee may require security acceptable to the Committee.

          6.          Transferability. The Plan provides that this option is generally not transferable by Grantee except by will or according to the laws of descent and distribution, and is exercisable during Grantee's lifetime only by Grantee or Grantee's guardian or legal representative. Wolverine may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, place an appropriate restrictive legend upon any certificate representing shares issued pursuant to the exercise of this option, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

          7.          Termination of Employment or Officer Status. This option shall terminate at the times provided in the Plan after the death or termination of the employment or officer status of the Grantee with Wolverine or any of its Subsidiaries, except as otherwise set forth in this Section. Notwithstanding any provisions contained in the Plan, a portion of this option shall vest and be immediately exercisable upon the following events resulting in termination of employment or officer status: (a) death; (b) disability (as defined in Wolverine's Long-Term Disability Plan); or (c) voluntary termination by a Participant of all employment and/or officer status with Wolverine and its subsidiaries after the Participant has attained (i) 50 years of age and seven years of service (as an employee and/or officer of Wolverine or its Subsidiaries); (ii) 62 years of age; or (iii) such other age or years of service as may be determined by the Committee in its sole discretion (collectively any of (a), (b), or (c) shall be an "Acceleration Event"). Upon the occurrence of an Acceleration Event, the percentage of this option that shall vest and be immediately exercisable shall be determined by dividing the number of full calendar months between the date of this Agreement and the date of the Acceleration Event by 12 and in no event may the percentage accelerated exceed 100%. For example, if a stock option grant occurs on February 15 of a given year and the Acceleration Event occurs on November 15 of such year, 66.67% of the option would be accelerated (8 full calendar months divided by 12) upon the occurrence of the Acceleration Event.

          8.          Acceleration. This option shall be immediately exercisable in the event of any Change in Control in Wolverine. "Change in Control" is defined in the Plan.

          9.          Stockholder Rights. Grantee shall have no rights as a stockholder with respect to any shares covered by this option until the date of issuance of a stock certificate to the Grantee for such shares.

          10.          Employment by Wolverine. The grant of this option shall not impose upon Wolverine or any subsidiary any obligation to retain Grantee in its employ for any given period or upon any specific terms of employment. Wolverine or any subsidiary may at any time dismiss Grantee from employment, free from any liability or claim under the Plan, unless otherwise expressly provided in any written agreement with Grantee.

          11.          Certifications. Grantee acknowledges that he or she has been furnished and has read the most recent Annual Report to Stockholders of Wolverine and the Plan Description relating to the Plan. Grantee hereby represents and warrants that Grantee is acquiring the option granted under this Agreement for Grantee's own account and investment and without any intent to resell or distribute the shares upon exercise of the option. Grantee shall not resell or distribute the shares received upon exercise of the option except in compliance with such conditions as Wolverine may reasonably specify to ensure compliance with federal and state securities laws.

          12.          Effective Date. This option shall be effective as of the date set forth at the top of this Agreement.

          13.          Amendment. This option shall not be modified except in a writing executed by the parties hereto.

          14.          Notice of Disqualifying Disposition. Grantee agrees to notify Wolverine if Grantee sells shares acquired through the proper exercise of this option within two years of the date of this option or within one year of the exercise of this option to enable Wolverine to claim the deduction to which it will thereby become entitled.

          15.           Agreement Controls. The Plan is incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of this Agreement shall control.

          16.          Corporate Changes. In the event of any stock dividend, stock split or other increase or reduction in the number of shares of Common Stock outstanding, the number and class of shares covered by this option, and the exercise price, are subject to adjustment as provided in the Plan.

          17.          Administration. The Committee has full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan and to adopt forms and procedures for the administration of the Plan, except as limited by the Plan or as may be necessary to assure that the Plan provides performance-based Compensation under Section 162(m) of the Code. All determinations made by the Committee shall be final and conclusive.

          18.          Illegality. The Grantee will not exercise this option, and Wolverine will not be obligated to issue any shares to the Grantee under this option, if the exercise thereof or the issuance of such shares shall constitute a violation by the Grantee or Wolverine of any provisions of any law, order or regulation of any governmental authority.

WOLVERINE WORLD WIDE, INC.

By	/s/ Stephen L. Gulis Jr.
Stephen L. Gulis Jr. Executive Vice President and Chief Financial Officer

Grantee:

Signature

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